UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 15, 2016

Zafgen, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36510	20-3857570
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

175 Portland Street, 4th Floor Boston, MA		02114
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 622-4003

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Certain Officers

As part of the restructuring plan approved by the Board of Directors (the “Board”) of Zafgen, Inc. (the “Company”) as described in Item 8.01 below, Patrick Loustau is leaving the company and therefore Thomas E. Hughes, Ph.D. has been appointed as the President of the Company effective as of July 19, 2016. Mr. Loustau’s employment with the Company will terminate upon a date agreed to with the Company.

On July 15, 2016, the Board accepted the resignation of Alicia Secor from her position as the Chief Commercial Officer of the Company and the termination of her employment with the Company effective as of July 31, 2016.

(c) Appointment of Certain Officers

As described in Item 5.02(a) above, the Board has appointed Thomas E. Hughes, Ph.D., the Chief Executive Officer of the Company and a member of its Board, to also serve as the President of the Company, effective as of July 19, 2016, until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Dr. Hughes, age 57, has served as the Chief Executive Officer of the Company and a member of its Board since October 2008. From October 2008 until June 2014 Dr. Hughes also served as President. From 1987 to 2008, he held several positions at Novartis AG (and formerly Sandoz Pharmaceuticals) including vice president and global head of the cardiovascular and metabolic diseases therapeutic area at the Novartis Institutes for BioMedical Research in Cambridge, MA. In these roles he oversaw many drug discovery and development projects targeting obesity, diabetes and heart disease. Dr. Hughes is the author of over 40 peer-reviewed publications and is an inventor on numerous issued and pending patents related to the treatment of diabetes, cardiovascular disease and obesity. Dr. Hughes holds a Ph.D. in nutritional biochemistry from Tufts University, an M.S. in Zoology from Virginia Polytechnic Institute & State University and a B.A. in biology from Franklin and Marshall College. Dr. Hughes’ qualifications to serve as the President and Chief Executive Officer of the Company and a member of its Board include his extensive knowledge of the obesity and metabolic disease industry combined with his leadership, executive, managerial and pharmaceutical company experience, and his more than 25 years of industry experience in the development and commercialization of pharmaceutical products.

(e) Compensatory Arrangements of Certain Departing Officers

Upon the termination of Mr. Loustau’s employment as described in Item 5.02(b) above, the Company will enter into a separation agreement and release of the Company and its affiliates with Mr. Loustau pursuant to the terms of the severance and change in control agreement by and between the Company and Mr. Loustau dated as of June 30, 2016. According to such separation agreement and release, Mr. Loustau shall receive 9 months of base salary continuation and 9 months of COBRA continuation medical benefits subsidized by the Company following his departure and all options and other stock-based awards held by him shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of his termination, provided that he does not revoke such separation agreement and release.

Item 8.01 Other Events.

On July 19, 2016, the Company issued a press release announcing the Company’s restructuring plan, and the departure of Mr. Loustau and Ms. Secor as discussed in Item 5.02(b) above. A copy of the press release is filed herewith as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Zafgen, Inc. on July 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2016	ZAFGEN, INC.

	By:	/s/ Thomas E. Hughes
Thomas E. Hughes. Ph.D.
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Zafgen, Inc. on July 19, 2016.

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